SETTLEMENT AGREEMENT

This Settlement Agreement (hereinafter "Settlement Agreement") is made and entered into this 28th day of July 2004 ("Effective Date") by and between Pac-West Telecomm, Inc. ("Pac-West"), a California corporation, and SBC Telecommunications, Inc. on behalf of and as agent for Pacific Bell Telephone Company d/b/a SBC California ("SBC California"). Pac-West and SBC California are referred to individually herein as a "Party" and collectively herein as the "Parties." Capitalized terms not defined herein shall have the meaning ascribed to them in the applicable Interconnection Agreement.

PREAMBLE

WHEREAS, the Parties arbitrated an Interconnection Agreement before the Public Utilities Commission of the State of California, which agreement became effective on May 15, 2003 (the "2003 Agreement"); and

WHEREAS, on June 26, 2003 the Parties entered into a Settlement Agreement which resolved all disputes between the Parties concerning amounts payable by either Party to the other for any and all traffic exchanged prior to June 1, 2003 (the "2003 Settlement Agreement"); and

WHEREAS, SBC California has disputed and/or withheld payment on the amounts PacWest claims are owed by SBC California for any and all traffic including, without limitation, Section 251(b)(5), Local, Internet Service Provider ("ISP"), and intrastate IntraLATA Toll traffic transported to and/or terminated by Pac-West (billed, unbilled, known, unknown or otherwise) for the entire period prior to June 1, 2004 ("SBC California Compensation Dispute");

WHEREAS, Pac-West has disputed and/or withheld payment on special access charges that SBC California has invoiced to Pac-West on the billing account numbers as set forth in Attachment A for the entire period prior to and including the SBC invoices to PacWest dated May 15, 2004 (as reflected on the SBC invoices), which charges include, but are not limited to, SONET Charges, Mileage Charges, Channel Termination Charges, Multiplexing Charges, Cross-Connect Charges and Late Payment Charges ("Special Access Disputes");

WHEREAS, the Parties disagree as to whether SBC California has the right to collect long haul charges, pursuant to Section 3.2 of Appendix NIM of the 2003 Agreement, from Pac-West for the period beginning on February 1, 2004 up through and including May 31, 2004, where a Point of Interconnection ("POI") was not established by the Parties at each of the following nine SBC California tandem switches located in the Los Angeles LATA by February 1, 2004: ANHMCA0152T, ANHMCA0295T, RVSDCA0125T, GRDNCA0254T, GRDNCA0386T, SHOKCA0251T, SHOKCA0589T, ALHBCA0165T and LSANCA0527T ("LA POI Migration Dispute");

WHEREAS, the Parties disagree as to whether SBC California has the right to collect long haul charges, pursuant to Section 3.2 of Appendix NIM of the 2003 Agreement, from Pac-West for the period beginning on February 1, 2004 up through and including June 30, 2004, where a POI was not established by the Parties at each of the following five SBC California tandem switches: RDNGCA0225T, EURKCA0141T, SNRSCA0130T, SNTCCA0102T, SNTCCA0148T and SNVACA0155T ("Virtual Billing Dispute");

WHEREAS, on October 14, 2003, SBC California filed a complaint before the California Public Utilities Commission ("CPUC") alleging breach by Pac-West of the terms of the 2003 Agreement: Pacific Bell Telephone Company (U-1001-C) vs. Pac-West Telecomm, Inc. (U-5266-C), Case 03-10-037; and

WHEREAS, on January 28, 2004, Pac-West filed a complaint before the CPUC alleging breach by SBC California of the 2003 Agreement and related matters: Pac-West Telecomm, Inc. (U-5266-C) vs. Pacific Bell Telephone Company (U-1001-C), Case 04-01-035; and

WHEREAS, on February 6, 2004, the assigned ALJ issued the "Administrative Law Judge's Ruling Consolidating Proceedings And Confirming Pleading Schedule" which consolidated these two complaints in a single proceeding (the "CPUC Complaint Proceeding"); and

WHEREAS, all of the causes of action asserted by each Party in its complaint in the CPUC Complaint Proceeding, the SBC California Compensation Dispute, the Special Access Disputes, the LA POI Migration Dispute and the Virtual Billing Dispute shall be referred to herein collectively as the "Disputes;" and

WHEREAS, the Parties have resolved amicably differences between them concerning the Disputes and corresponding charges; and

WHEREAS, in order to avoid future disputes concerning implementation of the 2003 Agreement, the Parties also each desire to agree upon certain specific implementation practices which will apply to the 2003 Agreement so long as it is in full force and effect;

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party to the other, Pac-West and SBC California, each intending to be legally bound hereby, covenant and agree as follows:

AGREEMENT

  The foregoing Recitals are hereby incorporated into and made a part of this Settlement Agreement.

  The Parties agree that effective August 1, 2003 SBC California has made the Offer (as defined in Section 6.2 of the Reciprocal Compensation Appendix of 2003 Agreement) in California. Notwithstanding anything to the contrary in this Settlement Agreement, the Parties further agree that the rates, terms and conditions set forth in Section 6.2 through 6.9 of the Reciprocal Compensation Appendix to the 2003 Agreement including, but not limited to, the rate for ISP and Internet-bound traffic and the ISP and Internet-bound Minutes Growth Cap, shall apply to ISP and Internet-bound traffic exchanged between the Parties beginning August 1, 2003 and so long as the 2003 Agreement is in full force and effect, subject to any intervening law made applicable pursuant to the intervening law provisions of the 2003 Agreement including, but not limited to, Section 30.18 of the General Terms and Conditions.

  Subject to the reservation of rights set forth below in Paragraphs 8 and 9, SBC California shall pay Pac-West within five (5) business days of receipt by SBC California of both this Settlement Agreement signed by Pac-West and a copy of the notice to the CPUC signed by Pac-West as set forth in Paragraph 7 below, the amount of Four Million Eight Hundred Thousand Dollars ($4,800,000) ("SBC Settlement Payment"). The SBC Settlement Payment shall apply as payment in full of any and all charges (whether billed, unbilled, known or unknown or otherwise) including, without limitation, Late Payment Charges that Pac-West asserts SBC California owes and that SBC California asserts that PacWest owes for the Disputes. Upon receipt of the SBC Settlement Payment, the Parties shall credit the balance of charges on the invoices covered by this Settlement Agreement immediately following the receipt of the SBC Settlement Payment. As a result of the SBC Settlement Payment, pursuant to this Settlement Agreement, upon issuance of credits by the Parties, the balance of all charges, credits and payments due from SBC California to Pac-West, and from Pac-West to SBC California, shall be zero (0) for all of the Disputes. Neither Party shall send the other Party any further charges or claims related to the aforementioned Disputes. Except as otherwise provided in this Agreement, the above-referenced payments and credits shall be final and shall not be subject to any audit, verification, true-up, adjustment, or claim for refund.

  Within thirty (30) calendar days of the Effective Date of this Settlement Agreement, PacWest will sign and return to SBC an amendment to the Interconnection Agreement that outlines, among other things, an agreement between the Parties over a billing arrangement in which Pac-West will lease from SBC California the existing facilities currently interconnecting the networks of SBC California and Pac-West at the following SBC California tandem switches: BKFDCA1176T, RDNGCA0225T, EURKCA0141T, SNRSCA0130T, SNTCCA0102T, SNTCCA0148T and SNVACA0155T ("Virtual Billing Arrangement"). The Parties agree that such Virtual Billing Amendment will be substantially in the form of Attachment B to this Settlement Agreement. PacWest and SBC will cooperatively take all reasonable steps to obtain prompt state regulatory commission approval of said amendment.

  During the remaining term of the 2003 Agreement, the CPUC may issue a decision in its proceeding involving Application 01-02-024, Application 01-02-035, Application 02-02-031, Application 02-02-032, and Application 02-02-034 (the "UNE Relook Proceeding"). In the event such a future decision adopts revised reciprocal compensation rates, the Parties recognize that it is possible that such revised rates could become effective in some form as between the Parties, pursuant to the terms of both the CPUC's decision and the applicable intervening law provisions in the 2003 Agreement. Notwithstanding anything to the contrary in this Settlement Agreement, should the CPUC's decision in the UNE Relook Proceeding, in conjunction with the intervening law provisions of the 2003 Agreement, require any retroactive application of such revised rates ordered by the CPUC, the Parties agree that the minutes of use subject to any retroactive true-up shall in no event extend to traffic exchanged prior to June 1, 2003. Further notwithstanding anything to the contrary in this Settlement Agreement, the Parties also agree that the minutes of use subject to such true-up shall in no event exceed the minutes of use for June 2003 and July 2003, which the Parties agree are 4,803,504,994, and the non-ISP-bound minutes of use from August 1, 2003 through and including May 31, 2004, which the Parties agree are 200,290,899. The minutes of use for non-ISP-bound traffic exchanged after May 31, 2004 and subject to true-up, if any, under this paragraph, shall be determined in accordance with the CPUC's decision in the UNE Relook Proceeding, in conjunction with the applicable intervening law provisions in the 2003 Agreement.

  Resolution of Issues.

  The Parties agree that except as set forth below in the reservation of rights, the Parties have settled all issues, both known and unknown, regarding amounts (whether billed, unbilled, known or unknown or otherwise) owed by SBC California to Pac-West and owed by Pac-West to SBC California for the Disputes.

  Within three (3) business days of the execution of this Settlement Agreement by Pac-West and SBC California, through a joint filing SBC California shall advise the CPUC that SBC California withdraws with prejudice the complaint it filed with the CPUC on October 14, 2003, Case No. 03-10-037, and Pac-West shall likewise advise the CPUC that Pac-West withdraws with prejudice the complaint it filed with the CPUC on January 28, 2004, Case No. 04-01-035, and each of the Parties shall request that the CPUC dismiss its complaint with prejudice. A copy of the joint notice to be filed with the CPUC described in this paragraph is attached as Attachment C and is incorporated herein.

  Reservation of Rights.

  This Settlement Agreement shall in no way prohibit, act as a waiver or acceptance, or otherwise preclude the Parties from: (i) challenging any arbitration decisions, or any other Commission order, or any other decision, opinion, order, rule, or regulation ordering it to pay reciprocal compensation on ISP traffic; or (ii) asserting any rights on any other issue relating to or arising out of the payment of reciprocal compensation on ISP traffic not expressly covered by this Settlement Agreement.

  Pac-West hereby agrees that nothing contained in this Settlement Agreement constitutes or shall be deemed to constitute a waiver by SBC California of any right of recoupment and/or any right of set-off that SBC California may have with respect to Pac-West and, further agrees that any right of recoupment and/or any right of set-off that SBC California may have with respect to Pac-West or, in the event a petition is filed under chapter 7 or 11 of title 11 of the United States Code, Pac-West's estate shall survive and be preserved even after confirmation of any plan of reorganization despite any discharge that might be granted to Pac-West under Section 1141 of the Bankruptcy Code and any effect given to that discharge under Section 524 of the Bankruptcy Code.

  Releases and Discharges.

  Pac-West, on behalf of and for itself and its subsidiaries, parents, affiliates, employees, officers, directors, shareholders, partners, owners, agents, managers, representatives, accountants, attorneys, trustees, advisors, successors, predecessors in interest, heirs, executors and assigns, hereby fully and unconditionally releases, acquits and forever discharges SBC California, its estate, the estates of its subsidiaries and affiliates, any estate representatives, or any reorganized SBC California (or their successors and assigns) and their predecessors and successors in interest, heirs, assigns, past, present and future officers, directors, shareholders, agents, employees, managers, representatives, attorneys, accountants, advisors, owners, partners, shareholders, trustees, parent and subsidiary organizations, affiliates and partners of and from, and does hereby relinquish, any and all past and present actions, suits, arbitrations, damages, claims, demands in law or equity, obligations, charges, complaints, causes of action, injuries, liabilities, rights, judgments, penalties, fines, losses, bonds, bills, expenses and all other legal responsibilities, whether known or unknown, whether suspected or unsuspected, including but not limited to (i) causes of action for contract, tort and other claims, and including, without limitation, claims based on negligence or strict liability, compensatory, equitable and/or injunctive relief general, specific or punitive damages, costs, losses, expenses and compensation, based on any theory of recovery, which Pac-West has against SBC California arising directly or indirectly out of or relating in any way to any of the aforementioned Disputes; and (ii) in the event a petition is filed under chapter 7 or 11 of title 11 of the United States Code, any and all causes of action which Pac-West, its estate, the estates of its subsidiaries and affiliates, any estate representative, or any reorganized Pac-West entity (or their successors and assigns) may have against SBC California under the Bankruptcy Code, including, but not limited to those actions arising under chapter 5 of the Bankruptcy Code arising directly or indirectly out of, or relating in any way to any of the aforementioned Disputes. This release and this discharge covers all of such claims of every kind whatsoever, now existing or hereafter incurred or arising, matured or unmatured, direct or indirect, absolute or contingent, and whether or not contemplated or asserted by Pac-West relating in any way to the aforementioned Disputes.

  SBC California, on behalf of and for itself and its subsidiaries, parents, affiliates, employees, officers, directors, shareholders, partners, owners, agents, managers, representatives, accountants, attorneys, trustees, advisors, successors, predecessors in interest, heirs, executors and assigns, hereby fully and unconditionally releases, acquits and forever discharges Pac-West, its estate, the estates of its subsidiaries and affiliates, any estate representatives, or any reorganized Pac-West (or their successors and assigns) and their predecessors and successors in interest, heirs, assigns, past, present and future officers, directors, shareholders, agents, employees, managers, representatives, attorneys, accountants, advisors, owners, partners, shareholders, trustees, parent and subsidiary organizations, affiliates and partners of and from, and does hereby relinquish, any and all past and present actions, suits, arbitrations, damages, claims, demands in law or equity, obligations, charges, complaints, causes of action, injuries, liabilities, rights, judgments, penalties, fines, losses, bonds, bills, expenses and all other legal responsibilities, whether known or unknown, whether suspected or unsuspected, including but not limited to (i) causes of action for contract, tort and other claims, and including, without limitation, claims based on negligence or strict liability, compensatory, equitable and/or injunctive relief, general, specific or punitive damages, costs, losses, expenses and compensation, based on any theory of recovery, which SBC California has against Pac-West arising directly or indirectly out of, or relating in any way to any of the aforementioned Disputes; and (ii) in the event a petition is filed under chapter 7 or 11 of title 11 of the United States Code, any and all causes of action which SBC California, its estate, the estates of its subsidiaries and affiliates, any estate representative, or any reorganized SBC California entity (or their successors and assigns) may have against Pac-West under the Bankruptcy Code, including, but not limited to those actions arising under chapter 5 of the Bankruptcy Code arising directly or indirectly out of, or relating in any way to any of the aforementioned Disputes. This release and this discharge covers all of such claims of every kind whatsoever, now existing or hereafter incurred or arising, matured or unmatured, direct or indirect, absolute or contingent, and whether or not contemplated or asserted by SBC California relating in any way to the aforementioned Disputes.

  Notwithstanding anything contained in this Settlement Agreement to the contrary, the Parties acknowledge and agree, and it is the intent of the Parties that the only matters being resolved by this Settlement Agreement are the items explicitly defined as Disputes herein and that no other claims are encompassed within the releases granted in this Settlement Agreement.

  Waiver of California Civil Code §1542. With respect to the releases set forth above ("Releases"), Pac-West and SBC California further agree that if, subsequent to the execution of the Releases, Pac-West or SBC California incur or suffer loss, damage, or injuries that are in any way related to or caused by the Disputes set forth above, but that are unknown and unanticipated at the time the Releases are signed, the following applies:

    Pac-West or SBC California, as the case may be, assume the above-mentioned risks and understand that the Releases SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED RESULTS OF THE TRANSACTIONS AND OCCURRENCES DESCRIBED ABOVE, AS WELL AS THOSE KNOWN AND ANTICIPATED, and upon advice of counsel, Pac-West and SBC California do each hereby waive any and all rights under California Civil Code §1542, which section has been duly explained and reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release."

    Pac-West and SBC California represent that they have each obtained the advice of legal counsel prior to signing these Releases, and that they execute these Releases voluntarily, with full knowledge of their significance, and with the express intention of effecting the legal consequences provided by California Civil Code §1542, i.e.,"the extinguishments of all obligations."

(3) This Settlement Agreement shall constitute and is a general release of the Disputes as defined herein. The Parties each represent and warrant to the other that they have not heretofore assigned or transferred, or purported to assign or transfer, any claim, demand, debt, liability or cause of action herein released. Except as otherwise expressly provided herein, the above Releases do not apply to the rights, liabilities and obligations created by this Settlement Agreement.

Effective Date.

  The Parties agree that the terms and conditions of this Settlement Agreement shall take effect immediately upon execution of this Settlement Agreement; provided, however, that should any third party challenge this Settlement Agreement, or any portion thereof, in any venue for any reason and such challenge is successful in rescinding or otherwise reversing or nullifying any portion of this Settlement Agreement, then this Settlement Agreement shall be deemed void ab initio and each of the Parties shall be returned to the position that each was in prior to the execution of this Settlement Agreement. Both Parties will take all reasonable measures to defend this Settlement Agreement.

  Confidentiality.

  In consideration of this Settlement Agreement, the Parties agree and acknowledge that the terms of this Settlement Agreement are intended to be strictly confidential, and they agree not to disclose directly or indirectly any of the terms of the Settlement Agreement, other than the existence of this Settlement Agreement, to any person not a party to this Settlement Agreement, with the exception of disclosures to (1) their attorneys, for the sole purpose of obtaining legal counsel; (2) their accountants, and/or financial advisors, for the sole purpose of obtaining accounting or financial advice; (3) such governmental officers, including judicial courts, regulatory agencies or equivalent forums in order to enforce this Settlement Agreement or address any dispute hereunder; and (4) judicial court or regulatory agency as may be required by law. Subject to the exceptions identified in item (3) above, neither Party shall voluntarily offer this Settlement Agreement, its existence or its terms as evidence in any judicial, administrative or other legal proceedings between the Parties. The Parties agree that they will notify each other in writing within ten (10) calendar days of the receipt of any subpoena, court order, or administrative order requiring disclosure of information subject to this non-disclosure provision. Any notices required under this paragraph shall be served upon the Parties via telecopier and overnight priority mail as follows:

  For Pac-West:

  John Sumpter

  Vice President --Regulatory

  Pac-West Telecomm, Inc.

  1776 March Lane

  Stockton, CA 95207

  Telephone No. (209) 926-3136

  Facsimile No. (209) 926-4585

  For SBC California:

  Contract Administration

  ATTN: Notices Manager

  311 S. Akard, 9th Floor

  Four SBC Plaza

  Dallas, TX 75202-5398

  The Parties explicitly acknowledge that some aspects of this Settlement Agreement may be material events requiring appropriate disclosure by Pac-West in accordance with the regulations, guidelines, and requirements of the U.S. Securities and Exchange Commission; provided however, the Parties agree that any such disclosure under this paragraph shall be limited to a disclosure in substantially the following form by Pac-West (as to which disclosure, SBC California expresses no opinion regarding its adequacy, necessity or completeness under the securities laws or any other laws) which will not be deemed to be a violation of this Paragraph 15:

  "On July 28, 2004, Pac-West entered into a Settlement Agreement with SBC California regarding various disputes each party had with the other party's invoices for charges billed in prior periods through June 1st. Under the terms of the Settlement Agreement, SBC California agreed to pay Pac-West $4.8 million."

  No Admission.

  This Settlement Agreement is not, and shall not, in any way be construed to be an admission by either Party, or any of their former or current parent companies, successors, assigns, affiliates, subsidiaries, directors, officers, employees and agents, that any one of them has acted wrongfully and/or illegally in any manner and the settlement set forth herein shall not be construed by any person or in any court, agency or tribunal whatsoever as a present or past admission of liability.

  Dispute Resolution.

  The Parties agree that in the event of a default or violation hereunder, or for any dispute arising under this Settlement Agreement, the Parties shall follow the dispute resolution procedures set forth in the then current Interconnection Agreement.

  Joint Work Product

  This Amendment is the joint work product of the Parties, and has been negotiated by the Parties and their respective counsel. It shall be fairly interpreted in accordance with its terms, and in the event of any ambiguities, no inferences shall be drawn against either Party.

  Entire Agreement.

  The Settlement Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. Any modifications of this Settlement Agreement shall be in writing and signed by both Parties.

  Governing Law.

  The validity, construction, enforcement and effect of this Settlement Agreement shall be governed by the laws of the State of California, and all proceedings, legal or equitable, hereunder, must be brought before a court of competent jurisdiction.

  Authority.

  Each person whose signature appears on this Settlement Agreement on behalf of a Party represents that he or she has authority to bind such Party and acknowledges that the other Party is and will be acting in reliance upon said representation in acting upon the terms and conditions hereof.

  Other Documents.

  The Parties shall execute such further instruments and documents and shall perform such further acts as may be reasonably necessary or convenient to carry out and perform the terms and provisions of this Settlement Agreement.

  Counterparts.

  This Settlement Agreement may be signed in counterparts. The execution date of this Settlement Agreement shall be the date of the last required signature affixed hereto.

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed by their duly authorized officers as of the day and year first above written.
Pac-West Telecomm, Inc.	SBC Telecommunications, Inc. on behalf of and as agent for Pacific Bell Telephone Company d/b/a SBC California

Signature: /s/ John F. Sumpter	Signature: /s/ Glen Sirles
Name: John F. Sumpter (Print or Type)	Name: Glen Sirles
Title: Vice President Regulatory (Print or Type)	Title: Vice President & General Manager, Local Interconnection Services
Date: July 28, 2004	Date: July 28, 2004